Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3ASR No. 333-188309-01) pertaining to debt securities, of our reports dated February 25, 2014, with respect to the financial statements and schedule of Oklahoma Gas and Electric Company, and the effectiveness of internal control over financial reporting of Oklahoma Gas and Electric Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Ernst & Young LLP

Oklahoma City, Oklahoma
February 25, 2014